Exhibit 99.1

Press Release

Information for Investors:                                Information for Media:

Kirk Larsen                                    Michelle Kersch
Black Knight Financial Services, Inc.                            Black Knight Financial Services, Inc.
877.880.1990                                    904.854.5043
kirk.larsen@bkfs.com                                michelle.kersch@bkfs.com

Black Knight Financial Services Reports Third Quarter 2015
Financial Results

•	Adjusted Revenues increased 9% to $236.0 million for the quarter

•	Adjusted EBITDA increased 11% to $105.5 million, with Adjusted EBITDA Margin of 44.7%

•	Adjusted Net Earnings from Continuing Operations of $38.9 million, or $0.25 per diluted share

JACKSONVILLE, Fla. - October 27, 2015 -- Black Knight Financial Services, Inc. (NYSE: BKFS), a leading provider of technology, data and analytics solutions to the nation's leading mortgage lenders and servicers, today announced financial results for the third quarter and for the nine months ended September 30, 2015.

GAAP revenues for the third quarter of 2015 increased 9% to $233.6 million from $215.0 million in the prior year quarter. GAAP net earnings from continuing operations were $29.8 million compared to a loss of $0.2 million in the prior year quarter. The results for the third quarter of 2014 included $8.1 million of transition and integration costs as well as $3.0 million in certain legal charges related to the acquisition of Lender Processing Services, Inc. by Fidelity National Financial, Inc. GAAP net earnings from continuing operations per diluted share for the third quarter of 2015 was $0.15 per share.

Non-GAAP Adjusted Revenues for the third quarter of 2015 increased 9% to $236.0 million from $217.4 million in the prior year quarter. Adjusted EBITDA increased 11% to $105.5 million from $94.7 million in the prior year quarter. Adjusted EBITDA Margin of 44.7% increased 110 basis points compared to 43.6% in the prior year quarter. Adjusted Net Earnings from Continuing Operations increased 13% to $38.9 million, or $0.25 per diluted share, compared to Pro Forma Adjusted Net Earnings from Continuing Operations of $34.3 million in the prior year quarter.

Commenting on the results, Bill Foley, executive chairman of Black Knight, said, “Our third quarter results reflect continued strength in the fundamental drivers of long-term growth, as we continue to execute on our strategic initiatives. Black Knight’s increasing momentum has been the result of creating and expanding opportunities in our markets and capitalizing on the strength of our business model. We are on course to achieve the financial targets we have set for 2015.”

Tom Sanzone, president and chief executive officer of Black Knight added, “We are pleased to report strong third quarter financial results. Adjusted Revenues grew 9% year over year, as we continued to win market share and capitalize on the opportunities generated by the secular tailwinds in the U.S. mortgage industry. Through a combination of strong revenue growth and operational efficiency, we achieved margin expansion of 110 basis points.”

GAAP revenues for the nine months ended September 30, 2015, increased 10% to $692.9 million from $631.8 million in the prior year period. GAAP net earnings from continuing operations increased to $52.3 million from a loss of $114.5 million in the prior year period. The results for the nine months ended September 30, 2015 include $18.4 million of costs primarily associated with the initial public offering, the refinancing and a charge resulting from the vesting of certain equity-based awards in connection with the initial public offering. The results for the nine months ended September 30, 2014, include $111.0 million of transition and integration costs as well as $11.0 million in certain legal charges related to the acquisition of Lender Processing Services, Inc. by Fidelity National Financial, Inc.

Non-GAAP Adjusted Revenues for the nine months ended September 30, 2015, increased 9% to $700.3 million from $642.2 million in the prior year period. Adjusted EBITDA increased 20% to $305.8 million from $255.0 million in the prior year period. Adjusted EBITDA Margin of 43.7% increased 400 basis points as compared to 39.7% in the prior year period. Pro Forma Adjusted Net Earnings from Continuing Operations increased 32% to $111.0 million from $83.8 million in the prior year period.

Definitions of non-GAAP and pro forma financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules.

Segment Information

Technology

Adjusted Revenues for the third quarter of 2015 increased 6% to $192.5 million from $181.0 million in the prior year quarter. Our servicing technology business had Adjusted Revenues growth of 6%, driven by higher loan counts on our servicing platform and increased communication and usage fees. In our origination technology business, Adjusted Revenues growth of 10% was driven by increased professional services and processing revenues from loan origination systems clients that more than offset termination fees in the third quarter of 2014. Adjusted EBITDA increased 9% to $108.4 million, while Adjusted EBITDA Margin was 56.3%, an increase of 130 basis points compared to 55.0% in the prior year quarter.

Adjusted Revenues for the nine months ended September 30, 2015, increased 7% to $568.2 million from $528.9 million in the prior year period. Adjusted Revenues growth was 4% in our servicing technology business, driven by higher loan counts as well as increased usage and communication fees. In our origination technology business, Adjusted Revenues growth of 27% was driven by increased professional services and processing revenues from loan origination systems clients and revenue recognition from a large Closing Insight client. Adjusted EBITDA increased 15% to $314.2 million, while Adjusted EBITDA Margin was 55.3%, an increase of 360 basis points compared to 51.7% in the prior year period.

Data and Analytics

Adjusted Revenues for the third quarter of 2015 increased 20% to $43.5 million from $36.4 million in the prior year quarter, primarily driven by revenues from long-term strategic data deals. Adjusted EBITDA increased 90% to $7.4 million, while Adjusted EBITDA Margin was 17.0%, an increase of 630 basis points compared to 10.7% in the prior year period.

Adjusted Revenues for the nine months ended September 30, 2015, increased 17% to $132.0 million from $113.3 million in the prior year period, primarily driven by revenues from long-term strategic data deals. Adjusted EBITDA increased 272% to $21.6 million, while Adjusted EBITDA Margin was 16.4%, an increase of 1,130 basis points compared to 5.1% in the prior year period.

Corporate/Other

Adjusted corporate expenses for the third quarter of 2015, excluding depreciation and amortization and interest expense, increased $1.6 million from the prior year quarter. The increase was driven by higher incentive bonus accruals, the addition of public company costs and professional fees. Corporate expenses for the nine months ended September 30, 2015 increased $6.1 million from the same period in the prior year. The increase was driven by higher incentive bonus accruals, the addition of public company costs, professional fees, severance expenses related to cost-reduction efforts and a one-time tax incentive rebate in 2014.

Balance Sheet

At September 30, 2015, Black Knight had cash and cash equivalents of $129.0 million and debt of $1,671.7 million. As of September 30, 2015, Black Knight had available capacity on its revolving credit facility of $300.0 million.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
The Company’s updated second half 2015 outlook is as follows:

•	Adjusted Revenues growth is expected to be towards the high end of the previous outlook range of 6.5% to 8.0%

•	Adjusted EBITDA is expected to be in a range of $210.0 million to $213.0 million

•	Adjusted Net Earnings Per Share from Continuing Operations is expected to be in a range of $0.49 to $0.51

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss the third quarter 2015 financial results on October 27, 2015, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on October 27, 2015 through November 3, 2015, and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering replay passcode 13621484. The call will also be webcast live from the Company's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight Financial Services, Inc.

Black Knight (NYSE: BKFS), a Fidelity National Financial (NYSE:FNF) company, is the mortgage and finance industries’ leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.

Black Knight is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings from Continuing Operations, Pro Forma Adjusted Net Earnings from Continuing Operations and Adjusted Net Earnings Per Share from Continuing Operations. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Adjusted Revenues - We define Adjusted Revenues as reported revenues adjusted to include the revenues that were not recorded by the Company during the period presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP.

Adjusted EBITDA - We define Adjusted EBITDA as operating income (loss) before depreciation and amortization, with further adjustments to reflect the addition or elimination of certain income statement items including, but not limited to (i) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (ii) equity-based compensation; (iii) acquisition-related costs; (iv) non-recurring costs associated with the achievement of synergies; (v) charges associated with material legal and regulatory matters; (vi) member management fees paid to FNF and THL Managers, LLC; (vii) exit costs, impairments and other charges; (viii) one-time costs associated with the initial public offering; and (ix) other significant, non-recurring items.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.

Adjusted Net Earnings from Continuing Operations and Pro Forma Adjusted Net Earnings from Continuing Operations - We define Adjusted Net Earnings from Continuing Operations as earnings (loss) from continuing operations before income taxes with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to, (i) adjustments to calculate Adjusted EBITDA as described above; (ii) adjustment for the net incremental depreciation and amortization adjustments associated with the application of purchase accounting; (iii) non-recurring items in Other expense, net; (iv) adjustment for income tax expense at our estimated effective tax rate, excluding noncontrolling interests; and (v) assume the exchange of all the outstanding shares of our Class B common stock into shares of our Class A common stock, which eliminates the noncontrolling interests in Black Knight. For periods that include the results of operations prior to the third quarter of 2015, Pro Forma Adjusted Net Earnings from Continuing Operations would further include pro forma adjustments to present interest expense as if the amount of debt outstanding and applicable interest rates as a result of the debt refinancing were consistent for all periods.

Adjusted Net Earnings Per Share from Continuing Operations - We calculate Adjusted Net Earnings Per Share from Continuing Operations using Adjusted Net Earnings from Continuing Operations and assuming the exchange of all shares of Class B common stock into shares of our Class A common stock at the beginning of the respective period, as well as the dilutive effect of any unvested restricted Class A common shares.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: electronic security breaches against our information systems; our ability to maintain and grow our relationships with our customers; changes to the laws, rules and regulations that impact our and our customers’ businesses; our ability to adapt our services to changes in technology or the marketplace; the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation; changes in general economic, business, regulatory and political conditions, particularly as they impact the mortgage industry; risks associated with the availability of data; the effects of our substantial leverage on our ability to make acquisitions and invest in our business; risks associated with our structure and status as a “controlled company;” and other risks and uncertainties detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of our Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission.

SCHEDULE I
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$129.0	$61.9
Trade receivables, net	166.9	132.5
Prepaid expenses and other current assets	37.3	28.6
Deferred income taxes	7.4	0.2
Receivables from related parties	7.6	7.7
Total current assets	348.2	230.9
Property and equipment, net	148.6	142.4
Computer software, net	474.2	487.8
Other intangible assets, net	352.1	416.6
Goodwill	2,223.9	2,223.9
Other non-current assets	142.2	96.7
Total assets	$3,689.2	$3,598.3

LIABILITIES, REDEEMABLE MEMBERS' INTEREST AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$32.0	$41.8
Accrued salaries and benefits	50.2	49.5
Legal and regulatory accrual	8.9	11.7
Current portion of long-term debt	43.4	64.4
Accrued interest	10.4	7.3
Deferred revenues	39.5	28.1
Total current liabilities	184.4	202.8
Deferred revenues	55.0	35.9
Deferred income taxes	6.0	—
Long-term debt, net of current portion	1,628.3	2,070.7
Other non-current liabilities	1.3	1.2
Total liabilities	1,875.0	2,310.6
Commitments and contingencies
Redeemable members' interest	—	370.7
Equity:
Contributed member capital	—	1,063.8
Additional paid-in capital	798.1	—
Accumulated deficit	—	(146.7)
Retained earnings	10.2	—
Accumulated other comprehensive loss	(0.1)	(0.1)
Total stockholders' and members' equity	808.2	917.0
Noncontrolling interests	1,006.0	—
Total equity	1,814.2	917.0
Total liabilities, redeemable members' interest, and equity	$3,689.2	$3,598.3

SCHEDULE II
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Unaudited)

Revenues	$233.6	$215.0	$692.9	$631.8

Expenses:
Operating expenses	131.4	124.9	404.9	392.5
Depreciation and amortization	48.7	46.4	143.4	140.5
Transition and integration costs	0.1	8.1	7.4	111.0
Total expenses	180.2	179.4	555.7	644.0
Operating income (loss)	53.4	35.6	137.2	(12.2)
Other income and expense:
Interest expense	(17.0)	(32.6)	(73.3)	(96.8)
Other expense, net	—	(3.0)	(4.6)	(11.0)
Total other expense, net	(17.0)	(35.6)	(77.9)	(107.8)
Earnings (loss) from continuing operations before income taxes	36.4	—	59.3	(120.0)
Income tax expense (benefit)	6.6	0.2	7.0	(5.5)
Net earnings (loss) from continuing operations	29.8	(0.2)	52.3	(114.5)
Earnings (loss) from discontinued operations, net of tax	0.2	(0.8)	—	(0.8)
Net earnings (loss)	30.0	(1.0)	52.3	(115.3)
Less: Net earnings (loss) attributable to noncontrolling interests	20.1	(1.0)	42.1	(115.3)
Net earnings attributable to Black Knight	$9.9	$—	$10.2	$—

	Three months ended September 30, 2015		May 26, 2015 through September 30, 2015
Net earnings per share attributable to Black Knight:
Basic	$0.15		$0.16
Diluted(1)	$0.15		$0.15
Weighted average shares of Class A common stock outstanding:
Basic	64.4		64.4
Diluted(1)	67.7		67.7
______________

(1)
During the three and nine months ended September 30, 2015, potentially dilutive securities include restricted stock awards and the shares of Class B common stock that are convertible on a one-for-one basis into shares of our Class A common stock. However, the approximately 84.8 million Class B common shares have been excluded in computing diluted net earnings per share because including them on an "if-converted" basis would have an anti-dilutive effect. The shares of Class B common stock do not share in the earnings or losses of Black Knight and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The denominator includes the dilutive effect of approximately 3.3 million shares of unvested restricted Class A common stock as of September 30, 2015.

SCHEDULE III
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine months ended September 30,
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$52.3	$(115.3)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	143.4	140.5
Amortization of debt issuance costs	1.4	—
Amortization of bond premium and original issues discount	(1.3)	(1.6)
Loss on extinguishment of debt, net	4.8	—
Deferred income taxes, net	5.7	0.3
Equity-based compensation	10.4	5.3
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(33.2)	3.7
Prepaid expenses and other assets	(10.3)	(9.2)
Deferred contract costs	(43.8)	(29.3)
Deferred revenues	30.5	13.6
Trade accounts payable and other accrued liabilities	(1.0)	(32.2)
Net cash provided by (used in) operating activities	158.9	(24.2)
Cash flows from investing activities:
Additions to property and equipment	(35.3)	(10.9)
Additions to computer software	(39.2)	(33.2)
Investment in property records database	(6.8)	—
Proceeds from sale of PCLender	—	1.5
Net cash used in investing activities	(81.3)	(42.6)
Cash flows from financing activities:
Borrowings	1,299.0	88.0
Debt service payments	(1,734.9)	(412.7)
Contribution from Thomas H. Lee Partners, LP	—	350.0
Cash from contribution of Black Knight InfoServ, LLC	—	61.4
Net proceeds from sale of National Title Insurance of New York, Inc. to Fidelity National Financial, Inc.	—	50.2
Proceeds from issuance of Class A common stock, before offering expenses	479.3	—
Costs directly associated with issuance of Class A common stock	(4.2)	—
Debt issuance costs	(20.6)	—
Senior notes call premium	(11.8)	—
Cash from contribution of Fidelity National Commerce Velocity, LLC from Fidelity National Financial, Inc.	—	0.7
Cash from contribution of Property Insight, LLC from Fidelity National Financial, Inc.	—	6.7
Distributions to members	(17.3)	(25.1)
Net cash (used in) provided by financing activities	(10.5)	119.2
Net increase in cash and cash equivalents	67.1	52.4
Cash and cash equivalents, beginning of period	61.9	—
Cash and cash equivalents, end of period	$129.0	$52.4
Supplemental cash flow information:
Interest paid	$(68.9)	$(90.7)
Income taxes (paid) refunded, net	$(0.1)	$31.0

SCHEDULE IV
BLACK KNIGHT FINANCIAL SERVICES, INC.
Adjusted Segment Financial Data
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Unaudited)

Adjusted Revenues
Technology	$192.5	$181.0	$568.2	$528.9
Data and Analytics	43.5	36.4	132.0	113.3
Corporate	—	—	0.1	—
Total	$236.0	$217.4	$700.3	$642.2

Adjusted EBITDA
Technology	$108.4	$99.5	$314.2	$273.2
Data and Analytics	7.4	3.9	21.6	5.8
Corporate	(10.3)	(8.7)	(30.0)	(24.0)
Total	$105.5	$94.7	$305.8	$255.0

Adjusted EBITDA Margin
Technology	56.3%	55.0%	55.3%	51.7%
Data and Analytics	17.0%	10.7%	16.4%	5.1%
Corporate	N/A	N/A	N/A	N/A
Total	44.7%	43.6%	43.7%	39.7%

SCHEDULE V
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Unaudited)

Technology:
Operating income	$61.8	$54.5	$176.6	$132.0
Depreciation and amortization	44.2	42.3	130.2	127.4
Deferred revenue adjustment	2.4	2.3	7.4	10.4
Transition and integration costs	—	0.4	—	3.4
Adjusted EBITDA	$108.4	$99.5	$314.2	$273.2
Adjusted EBITDA Margin	56.3%	55.0%	55.3%	51.7%

Data and Analytics:
Operating income (loss)	$3.9	$0.4	$11.4	$(4.8)
Depreciation and amortization	3.5	3.4	10.2	10.1
Deferred revenue adjustment	—	0.1	—	—
Transition and integration costs	—	—	—	0.5
Adjusted EBITDA	$7.4	$3.9	$21.6	$5.8
Adjusted EBITDA Margin	17.0%	10.7%	16.4%	5.1%

Corporate:
Operating loss	$(12.3)	$(19.3)	$(50.8)	$(139.4)
Depreciation and amortization	1.0	0.7	3.0	3.0
Equity-based compensation (1)	0.9	2.2	10.4	5.3
IPO costs	0.1	—	3.8	—
Transition and integration costs	—	7.7	3.6	107.1
Adjusted EBITDA	$(10.3)	$(8.7)	$(30.0)	$(24.0)
Adjusted EBITDA Margin	N/A	N/A	N/A	N/A

Consolidated:
Operating income (loss)	$53.4	$35.6	$137.2	$(12.2)
Depreciation and amortization	48.7	46.4	143.4	140.5
Deferred revenue adjustment	2.4	2.4	7.4	10.4
Equity-based compensation	0.9	2.2	10.4	5.3
IPO costs	0.1	—	3.8	—
Transition and integration costs	—	8.1	3.6	111.0
Adjusted EBITDA	$105.5	$94.7	$305.8	$255.0
Adjusted EBITDA Margin	44.7%	43.6%	43.7%	39.7%
______________

(1)
The nine-month period ended September 30, 2015 includes a charge of $6.2 million related to the accelerated vesting of 4.4 million restricted shares of Class A common stock in connection with the initial public offering.

SCHEDULE VI
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of GAAP Net Earnings (Loss) to Adjusted Net Earnings and Pro Forma Adjusted Net Earnings
(In millions, except per share data) (Unaudited)

	Three Months Ended September 30, 2015
		Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Income Taxes (7)	Adjusted
Revenues	$233.6	$—	$2.4	$—	$—	$—	$—	$236.0
Operating expenses	131.4	—	—	—	—	(0.9)	—	130.5
Depreciation and amortization	48.7	—	—	—	(23.1)	—	—	25.6
Transition and integration costs	0.1	—	—	(0.1)	—	—	—	—
Operating income	53.4	—	2.4	0.1	23.1	0.9	—	79.9
Interest expense	(17.0)	—	—	—	—	—	—	(17.0)
Other expense, net	—	—	—	—	—	—	—	—
Earnings from continuing operations before income taxes	36.4	—	2.4	0.1	23.1	0.9	—	62.9
Income tax expense	6.6	—	—	—	—	—	17.4	24.0
Net earnings (loss) from continuing operations	29.8	—	2.4	0.1	23.1	0.9	(17.4)	38.9
Discontinued operations, net of tax	0.2	—	—	—	—	—	—	0.2
Net earnings (loss)	$30.0	$—	$2.4	$0.1	$23.1	$0.9	$(17.4)	$39.1

				Adjusted Net Earnings Per Share:
				Adjusted Net Earnings Per Share from Continuing Operations				$0.25
				Adjusted Net Earnings Per Share from Discontinued Operations				—
				Adjusted Net Earnings Per Share				$0.25
				Weighted Average Adjusted Shares Outstanding				152.6

	Three Months Ended September 30, 2014
		Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Interest (6)	Income Taxes (7)	Pro Forma Adjusted
Revenues	$215.0	$—	$2.4	$—	$—	$—	$—	$—	$217.4
Operating expenses	124.9	—	—	—	—	(2.2)	—	—	122.7
Depreciation and amortization	46.4	—	—	—	(23.5)	—	—	—	22.9
Transition and integration costs	8.1	(8.1)	—	—	—	—	—	—	—
Operating income	35.6	8.1	2.4	—	23.5	2.2	—	—	71.8
Interest expense, net	(32.6)	—	—	—	—	—	16.0	—	(16.6)
Other expense, net	(3.0)	3.0	—	—	—	—	—	—	—
Earnings from continuing operations before income taxes	—	11.1	2.4	—	23.5	2.2	16.0	—	55.2
Income tax expense	0.2	—	—	—	—	—	—	20.7	20.9
Net (loss) earnings from continuing operations	(0.2)	11.1	2.4	—	23.5	2.2	16.0	(20.7)	34.3
Discontinued operations, net of tax	(0.8)	—	—	—	—	—	—	—	(0.8)
Net (loss) earnings	$(1.0)	$11.1	$2.4	$—	$23.5	$2.2	$16.0	$(20.7)	$33.5

	Nine Months Ended September 30, 2015
		Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Interest (6)	Income Taxes (7)	Pro Forma Adjusted
Revenues	$692.9	$—	$7.4	$—	$—	$—	$—	$—	$700.3
Operating expenses	404.9	—	—	—	—	(10.4)	—	—	394.5
Depreciation and amortization	143.4	—	—	—	(66.5)	—	—	—	76.9
Transition and integration costs	7.4	(3.6)	—	(3.8)	—	—	—	—	—
Operating income	137.2	3.6	7.4	3.8	66.5	10.4	—	—	228.9
Interest expense, net	(73.3)	—	—	—	—	—	23.3	—	(50.0)
Other expense, net	(4.6)	—	—	4.8	—	—	—	—	0.2
Earnings from continuing operations before income taxes	59.3	3.6	7.4	8.6	66.5	10.4	23.3	—	179.1
Income tax expense	7.0	—	—	—	—	—	—	61.1	68.1
Net earnings (loss) from continuing operations	52.3	3.6	7.4	8.6	66.5	10.4	23.3	(61.1)	111.0
Discontinued operations, net of tax	—	—	—	—	—	—	—	—	—
Net earnings (loss)	$52.3	$3.6	$7.4	$8.6	$66.5	$10.4	$23.3	$(61.1)	$111.0

	Nine Months Ended September 30, 2014
		Adjustments
	GAAP	Transition and Integration Costs (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Interest (6)	Income Taxes (7)	Pro Forma Adjusted
Revenues	$631.8	$—	$10.4	$—	$—	$—	$—	$—	$642.2
Operating expenses	392.5	—	—	—	—	(5.3)	—	—	387.2
Depreciation and amortization	140.5	—	—	—	(69.6)	—	—	—	70.9
Transition and integration costs	111.0	(111.0)	—	—	—	—	—	—	—
Operating (loss) income	(12.2)	111.0	10.4	—	69.6	5.3	—	—	184.1
Interest expense	(96.8)	—	—	—	—	—	47.8	—	(49.0)
Other expense, net	(11.0)	11.0	—	—	—	—	—	—	—
(Loss) earnings from continuing operations before income taxes	(120.0)	122.0	10.4	—	69.6	5.3	47.8	—	135.1
Income tax (benefit) expense	(5.5)	—	—	—	—	—	—	56.8	51.3
Net (loss) earnings from continuing operations	(114.5)	122.0	10.4	—	69.6	5.3	47.8	(56.8)	83.8
Discontinued operations, net of tax	(0.8)	—	—	—	—	—	—	—	(0.8)
Net (loss) earnings	$(115.3)	$122.0	$10.4	$—	$69.6	$5.3	$47.8	$(56.8)	$83.0
________________________

(1)
Represents incremental costs associated with acquisitions, as well as transitioning costs including employee severance, bonuses under our former synergy bonus program, certain other non-recurring professional and other costs, shareholder litigation charges incurred in 2014, as well as member management fees paid through the date of the initial public offering.

(2)
Represents adjustments to include the revenues that were not recorded by the Company during the period presented due to deferred revenue purchase accounting adjustments recorded in accordance with GAAP, substantially all of which are in the Technology segment.

(3)
Represents costs directly attributable to the initial public offering of Black Knight incurred in 2015. The nine months ended September 30, 2015 also includes a $4.8 million net loss on the extinguishment of debt included in Other expense, net on the Condensed Consolidated Statements of Operations.

(4)	Represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting.

(5)
Represents adjustments for equity-based compensation recorded in accordance with GAAP. The nine months ended September 30, 2015 also includes a charge of $6.2 million related to the accelerated vesting of 4.4 million restricted shares in connection with the initial public offering.

(6)	Represents pro forma adjustments to present interest expense as if the amount of debt outstanding and applicable interest rates as a result of the debt refinancing were consistent for all periods.

(7)
Represents adjustments to reflect a full year estimated effective tax rate of 38.0% for 2015 and 2014, assuming the conversion of all the shares of Class B common stock into shares of Class A common stock, assuming that Black Knight was a taxable entity as of the beginning of the earliest period presented and assuming the effect of the non-GAAP and/or pro forma adjustments.

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